Exhibit 10.1

AEGERION PHARMACEUTICALS, INC.

LONG TERM INCENTIVE PROGRAM UNDER 2010 STOCK OPTION AND INCENTIVE PLAN

Description of process for participant selection and determining incentive amount

BACKGROUND. Under the terms of the Company’s 2010 Stock Option and Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of Aegerion Pharmaceuticals, Inc. has the authority to grant stock options and other performance-based awards to employees and other key persons providing services to the Company. This Long Term Incentive Program has been adopted by the Compensation Committee to establish guidelines for the grant of certain performance-based options and other performance-based awards pursuant to the Plan. This Program is not intended as the exclusive means of granting performance-based options and other performance-based awards under the Plan. All awards under this Program are subject to the terms and conditions of the Plan.

PURPOSE. This Program is designed to align the focus of the Company’s executive team with the interests of the shareholders in achieving long-term value by providing incentive awards under the Plan based on achievement of long term, pre-established corporate milestones/goals. The Program complements the annual management incentive cash bonus by ensuring key decisions remain focused on delivery of long term value and performance achievement. The Program additionally will assist in retention of key executives critical to the long term success of the Company.

PROGRAM IMPLEMENTATION. Each performance cycle under this Program will be a three-year period. The Compensation Committee will establish, select and determine the program participants, the three (3) year performance goals, and the type and amount of the incentive award tied to the performance goals within ninety (90) days of the beginning of each three year cycle (or, if shorter, the maximum period of time allowed under Section 162(m)). If the incentive award is intended to qualify as a “Performance-Based Award” (as defined in the Plan) then the performance goals must be consistent with the “Performance Criteria” set forth in the Plan. Program cycles may overlap, and the performance goals and participants may be (but need not be) different for each Program cycle. All of the terms of the Program for any cycle will be consistent with the Plan.

PARTICIPANT SELECTION. Consistent with the purpose of the Program, participant selection for each Program cycle will be made by the Compensation Committee. The Compensation Committee will generally consider for participation those individuals who directly guide, direct, influence and impact the strategic direction and performance of the Company. Typically included will be the Chief Executive Officer and those executives who directly report to the Chief Executive Officer. The Compensation Committee may also include other executives or members of senior management whose role or achievement in key areas is critical to ensure delivery of shareholder value over the relevant Program cycle.

DETERMINATION OF AWARD AMOUNTS. The Compensation Committee will grant and/or allocate a specific number of performance-based options or other performance-based awards (such as Restricted Stock Awards, Restricted Stock Units, Performance Share Awards or Cash-Based Awards) to each Program participant for a given Program cycle, or will adopt an objective formula for determination of the size of the award that meets the requirements of the Plan. Participation levels will be determined by the Compensation Committee based on its assessment of three components: (1) an independent market assessment to determine the range of incentive awards in the industry that is commensurate with the scope of each executive’s role; (2) the Company’s total compensation philosophy; and (3) the level at which the participant has been performing and the criticality of his/her future performance in achieving the performance goals for the relevant Program cycle. The performance assessment will be completed by the CEO with support from Human Resources, and will be reviewed and approved by the Compensation Committee. In the case of the CEO, the performance assessment will be completed by the Compensation Committee, and reviewed by the Board of Directors. Participation in one cycle is not a guarantee of participation in a subsequent cycle.

PERFORMANCE CERTIFICATION. Following completion of the Program cycle, the Compensation Committee will meet to review and certify in writing whether, and to what extent, the performance goals for such cycle have been met, and to calculate and certify in writing the amount of awards that are vested and/or earned by each participant for such cycle. The Compensation Committee may reduce or eliminate the amount of the performance-based award for a Covered Employee, as defined in the Plan, if, in its sole judgment, such reduction or elimination is appropriate.

TYPE OF AWARDS. Unless approved otherwise by the Compensation Committee, this Program will award stock options with performance based vesting or other types of Performance-Based Awards (as defined in the Plan). The 2012 – 2014 Program cycle will award stock options with performance-based vesting. All such performance-based options under this Program will be granted upon Compensation Committee approval at the beginning of the relevant cycle, but will not become vested and exercisable unless and until the Compensation Committee has certified that the applicable performance goals have been met. Other Performance-Based Awards made in the future under the Program will be granted, issued, deemed earned and/or become vested (as applicable) when the Compensation Committee has certified that the applicable performance goals have been met, and will be subject to any additional vesting requirements specified by the Compensation Committee at the time of approval of the award at the beginning of the relevant cycle.

PROGRAM GRANTS. All performance-based awards under the Program will be subject to the terms of the Plan and the relevant award agreement. A participant must be employed by Aegerion as of December 31 of the last year of the relevant Program cycle to be eligible to vest in or otherwise receive the award.

CHANGE OF CONTROL. In the event of a Sale Event, as defined in the Plan, the vesting of performance-based options/shares granted under the Long Term Incentive Program will be treated like all other equity awards per the terms of employment agreements, the Plan, or other award documents, or may be otherwise accelerated upon a Sale Event at the discretion of the Committee.